Exhibit 10.3

WHITEHAWK CAPITAL PARTNERS, LP
11601 Wilshire Blvd., Suite 1250

Los Angeles, CA 90025

CONFIDENTIAL

April 4, 2022

Amending and restating, but not novating the Fee Letter executed on December 31, 2021

BOXLIGHT CORPORATION

1045 Progress Circle,

Lawrenceville, GA 30043

Attention: Michael Pope

Amended and Restated Fee letter

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of December 31, 2021, as amended on April 4, 2022 (the “Credit Agreement”) among BOXLIGHT CORPORATION, a Nevada corporation (“Company” together with any other Person that joins the Credit Agreement as a Guarantor in accordance with the terms thereof, are referred to hereinafter each individually as a “Loan Party”, and individually and collectively, jointly and severally, as the “Loan Parties”), Whitehawk Finance, LLC and the other Lenders party thereto and Whitehawk Capital Partners LP, as Administrative Agent and Collateral Agent.  Capitalized terms used herein and not otherwise defined herein shall the meanings assigned to such terms in the Credit Agreement.

As consideration for and as a condition precedent to the Lenders agreements under the Credit Agreement and the other Loan Documents, you agreed to pay to the Administrative Agent for the account of each Lender upfront fees of 3% (or $1,800,000) of the aggregate amount of commitments under the Credit Agreement on the December 31, 2021 Effective Date (the “Upfront Fee”), which Upfront Fee was earned and was paid in full in cash on the Closing Date.  At the option of the Administrative Agent all or a portion of the Upfront Fees may be structured as original issue discount.

As consideration for and as a condition precedent to the Lenders agreements under the Credit Agreement and the other Loan Documents, you agreed that the Initial Term Loan of $58,500,000 shall be net funded at $58,000,000 with $500,000 to be retained by the Administrative Agent for the account of each Lender (the “Additional OID”), which Additional OID shall be earned in full on the Closing Date.

As consideration for and as a condition precedent to the Administrative Agent’s agreements under the Credit Agreement and the other Loan Documents, you agreed to pay to the Administrative Agent, an annual agency fee (the “Agency Fee”) payable to it as the Administrative Agent in the amount of $50,000 for each year until the Final Maturity Date, due and payable on the Effective Date and each anniversary of the Effective Date until the Final Maturity Date.

In (a) connection with any voluntary or mandatory prepayment of the Term Loans under subsections (b), (c)(ii), (c)(iv) and (c)(vi) of Section 2.05 of the Credit Agreement or (b) the event of the termination of the Credit Agreement and repayment of the Obligations at any time prior to the Final

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Maturity Date, for any reason, including (i) termination upon the election of the Required Lenders to terminate after the occurrence and during the continuation of an Event of Default (or, in the case of the occurrence of any Event of Default described in Section 9.01(f) or Section 9.01(g) of the Credit Agreement with respect to any Loan Party, automatically upon the occurrence thereof), (ii) foreclosure and sale of Collateral, (iii) sale of the Collateral in any Insolvency Proceeding, or (iv) restructuring, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructuring, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Agents and the Lenders, the Borrower shall, in each case of clauses (a) and (b), pay to the Administrative Agent, for the ratable account of the Lenders, the Prepayment Premium measured as of the date of such termination.  The Loan Parties expressly agree that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; (D) the Loan Parties’ agreement to pay the applicable Prepayment Premium is a material inducement to Lenders to provide the Commitments and make the Term Loans; and (E) the Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Agents and the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such acceleration.

“Prepayment Premium” means, with respect to any repayment or prepayment of the Term Loans:

(a)  during the period of time from the Effective Date up to and including December 31, 2022, an amount equal to the aggregate amount of interest that would have otherwise been payable on the amount of principal of the Term Loans repaid or prepaid on such date, from the date of repayment or prepayment (with interest calculated assuming the per annum rate of interest in effect with respect to such Term Loans on the date of repayment or prepayment (including, for the avoidance of doubt, the Post-Default Rate, if then in effect)) up to and including December 31, 2022, plus (ii) an amount equal to 5% of the principal amount of Term Loans so repaid or prepaid;

(b)  during the period of time after the date that is from January 1, 2023 to December 31, 2023, an amount equal to 4% of the principal amount of Term Loans so repaid or prepaid; and

(c)  during the period of time after the date that is from January 1, 2024 to December 31, 2025, an amount equal to 2% of the principal amount of Term Loans so repaid or prepaid.

Notwithstanding the foregoing, (i) no Prepayment Premium shall be paid with respect to a voluntary prepayment or prepayments of the Term Loans under Section 2.05(b) of the Credit Agreement for up to $5,000,000 representing 10% of the funded amount of the Term Loans in the aggregate and (ii) no Prepayment Premium shall be payable in connection with a payment of $8,500,000 that is due as the February 2023 Repayment.  For the avoidance of doubt, no Prepayment Premium is payable in connection with the scheduled amortization payments that are actually made or with respect to required excess cash flow or casualty events mandatory prepayments.

On the Final Maturity Date, in addition to any and all other amounts payable by the Borrower, the Borrower shall also pay to the pay to the Administrative Agent, for the ratable account of the Lenders an exit fee equal to 2% of the then outstanding balance of the Term Loans immediately prior to the

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Final Maturity Date (the “Exit Fee”).  By way of example (and for illustration purposes only), if the Final Maturity Date is the scheduled maturity date of December 31, 2025:  (a) the Term Loans made on the Closing Date equal $58,500,000, if no other Term Loans are made, and the Borrower makes $5,000,000 of prepayments without Prepayment Premium, the $8,500,000 February 2023 Payment and $10,000,000 of amortization payments over the term of the Credit Agreement then the Borrower shall pay and the Lenders would receive an Exit Fee in an aggregate amount equal to $700,000 (which is 2% of the remaining $35,000,000) and (b) if the full amount of Delayed Draw Term Loans are drawn (and for illustration purposes only, no amortization payments are made in respect thereof), then the aggregate amount of Exit Fee shall be $900,000 (which is 2% of the remaining $45,000,000).  For the avoidance of doubt, with respect to any amounts to be paid on the scheduled maturity date of December 31, 2025 if the Loan Parties pay a 2% Prepayment Penalty as set forth above with respect to such amounts, then no Exit Fee shall then be payable with respect to such amounts.

You agree that, once paid, the fees or any part thereof payable hereunder shall not be refundable under any circumstances.  All fees payable hereunder shall be payable in U.S. dollars and paid in immediately available funds, shall not be subject to reduction by way of withholding, set-off or counterclaim and shall be in addition to any reimbursement of our out-of-pocket expenses to the extent reimbursable pursuant to the Credit Agreement and any other fee letter or agreement.  All amounts payable under this fee letter shall not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any other matter; provided that, the payment of all fees hereunder shall be made without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority (“Taxes”) or will be grossed up by you for such amounts, except to the extent such Taxes are imposed on or measured by net income (however denominated).  The agreements in this paragraph shall survive the Closing Date.

This Fee Letter amends and restates, but does not novate, the Fee Letter executed on the Effective Date.

It is understood and agreed that this fee letter shall not constitute or give rise to any obligation to provide any financing; such an obligation will arise only under the Credit Agreement.  This fee letter may not be amended, or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto.  This fee letter shall be governed by, and construed in accordance with, the laws of the State of New York and each of you and we waive any right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this fee letter or the transactions contemplated hereby.  This fee letter may be executed by the parties hereto in separate counterparts, and all of which, when taken together, shall constitute one agreement, and the executed counterparts may be delivered by facsimile transmission, PDF or other electronic transmission, shall be effective as delivery of a manually executed counterpart of this fee letter and all of which will be enforceable as an original.  The provisions of Sections 12.01, 12.02, 12.04, 12.08, 12.09, 12.10, 12.11, 12.25 and 12.26 of the Credit Agreement will apply to this fee letter as if fully set forth herein.

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If the foregoing correctly sets forth our understanding, please indicate your acceptance of the terms hereof by signing in the appropriate space below and returning to us executed counterparts hereof, whereupon this fee letter shall become a binding agreement between you and us.

Very truly yours,

WHITEHAWK CAPITAL PARTNERS, LP

By: /s/ Harry Chung

Name: Harry Chung
Title: Authorized Signatory

[Boxlight – Signature Page to Amended and Restated Fee Letter]

Accepted and agreed to as of

the date first written above:

BORROWER

BOXLIGHT CORPORATION
By: /s/ Michael R. Pope

Name: Michael R. Pope
Title: Chief Executive Officer

GUARANTORS:

Boxlight, Inc., a Washington corporation

By: /s/ Hank Nance

Name: Hank Nance

Title: Chief Operating Officer

EOSEDU LLC, an Arizona limited liability company

By: /s/ Michael R. Pope

Name: Michael R. Pope

Title: Chief Executive Officer

Boxlight Group Limited, a Northern Ireland company

By: /s/ Patrick Foley

Name: Patrick Foley

Title: Director

EXECUTED as a DEED by Sahara Holdings Limited, acting by two directors:

By: /s/ Michael R. Pope

Signature of director

By: /s/ Patrick Foley

Signature of director

Sahara Presentation Systems, Inc., a Delaware corporation

[Boxlight – Signature Page to Amended and Restated Fee Letter]

Boxlight Group Limited, a Northern Ireland company

By: /s/ Patrick Foley

Name: Patrick Foley

Title: Director

EXECUTED as a DEED by Sahara Presentation Systems Ltd, acting by two directors:

By: /s/ Michael R. Pope

Signature of director

By: /s/ Patrick Foley

Signature of director

Clevertouch B.V.,

a Netherlands limited liability company (besloten vennootschap met beperkte aansprakelijkheid)

By: /s/ Patrick Foley

Name: Patrick Foley

Title: Director

Sahara Presentation Systems Europe BV, a Belgium company

By: /s/ Patrick Foley

Name: Patrick Foley

Title: Director

FrontRow Calypso, LLC, a Delaware limited liability company

By: /s/ Jen Holstebro

Name: Jen Holstebro

Title: Manager

[Boxlight – Signature Page to Amended and Restated Fee Letter]